Exhibit 99.1

Silvercrest Asset Management Group Appoints J. Allen Gray to Board of Directors

NEW YORK, NY, April 10, 2025 — Silvercrest Asset Management Group Inc. (NASDAQ: SAMG), a leading registered investment advisory firm specializing in institutional and wealth asset management services, is pleased to announce the appointment of J. Allen Gray to its Board of Directors, effective immediately.

Mr. Gray brings extensive experience in financial services and strategic leadership to Silvercrest. As head of Silvercrest’s institutional business, Mr. Gray has played a pivotal role in the success of the firm’s institutional equity business over his tenure. The institutional asset management business has grown to approximately 30% of its discretionary assets under management under Mr. Gray’s nearly 17-year tenure. He is a Silvercrest Partner and Managing Director, and has been a member of the company’s Executive Committee since 2019.

“We are thrilled to welcome Allen Gray to our Board of Directors,” said Richard Hough, Chairman and CEO of Silvercrest Asset Management Group Inc. “Allen will provide the Board with important strategic insights with regards to our ongoing growth in the institutional asset management business as well our global initiatives. Our ambitious growth plans will greatly benefit from Allen's careful advice and counsel. His deep industry knowledge, proven leadership, and commitment to excellence align perfectly with Silvercrest’s mission to deliver exceptional value to our clients.”

About J. Allen Gray

J. Allen Gray is a Managing Director and Head of Institutional business. Prior to Silvercrest, Mr. Gray served as a Managing Partner and a Member of the Management Committee of Osprey Partners Investment Management, LLC and as President of the Osprey Concentrated Large Cap Value Equity Fund. Prior to Osprey Partners, Mr. Gray served as a Managing Director with Radnor Capital Management, a start-up investment firm, where he was responsible for the firm’s sales, marketing and client relations activities. Mr. Gray began his career with Kidder, Peabody & Co. as a financial advisor before accepting a position with Wheat, First Securities, Inc. as Vice President for institutional equity sales as well as continuing to work as a financial advisor to families and individuals. Mr. Gray remained with Wheat, First Securities until the founding of Radnor Capital Management. Mr. Gray received his B.A. in Political Science from Randolph-Macon College.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia, New Jersey, California and Wisconsin, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors. As of December 31, 2024, the firm reported assets under management of $36.5 billion.

Contact: Richard Hough
212-649-0601

rhough@silvercrestgroup.com

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM